CONSENT OF INDEPENDENT PETROLEUM ENGINEER AND GEOLOGIST

As petroleum engineers, we hereby consent to the inclusion of the information included in this Form 8-K with respect to the oil and gas reserves of Black Hills Exploration and Production, Inc., which information has been included in this Form 8-K in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Form 8-K and to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-61969, 333-17451, 333-82787, 333-63264, 333-125697 and 333-135431 and the Registration Statements on Form S-3, Nos. 333-150664, 333-150669 and 333-141727.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins
Senior Vice President

Fort Worth, Texas
February 2, 2009